Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
November 23, 2015		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. TO ACQUIRE STAUBER PERFORMANCE INGREDIENTS,

EXPANDING ITS SPECIALTY PRODUCTS PLATFORM

Minneapolis, MN, November 23, 2015 – Hawkins, Inc. (Nasdaq: HWKN) today announced that it has entered into a definitive agreement under which Hawkins has agreed to acquire Stauber Performance Ingredients from ICV Partners II, L.P. and its other shareholders in a cash for stock transaction. Founded in 1969, Stauber offers specialty products and ingredients to the nutritional, food, pharmaceutical, cosmetic and pet care industries with approximately 160 employees, and facilities in California and New York.

“We are extremely pleased to be welcoming a company of Stauber’s caliber into the Hawkins organization. This acquisition marks the largest in Hawkins’ history, and it is transformational for us. We have previously stated our intent to expand our portfolio of value-added specialty products within new markets. Today’s announcement accelerates that strategy. Hawkins will gain a wider array of products and a customer base outside of our traditional focus. At the same time, Stauber’s distribution model is one we know well. With Hawkins’ long-term perspective and available capital, we can make key growth investments to maximize the significant potential we see with this new business segment,” said Patrick H. Hawkins, Chief Executive Officer of Hawkins.

Mr. Hawkins continued, “Stauber shares our value of placing the customer first and has built a high-quality dry blending and distribution business focused on a broad spectrum of solutions serving a wide-breadth of long-term, brand-name customers. I have had the pleasure of spending time with many of the Stauber leaders during the acquisition process and, like Hawkins, the quality of their people and their laser-like focus on providing quality products to a loyal customer base is why they have been so successful.”

Dan Stauber, Chief Executive Officer of Stauber added, “My father started this business over 45 years ago, and I am very pleased with the opportunity for the Stauber business to increase its growth within the Hawkins organization. We found that Hawkins shares our mission—supplying high quality ingredients and innovative solutions with an exceptional level of customer service while constantly striving to maximize shareholder value for the business. We also share similar cultures. We conduct business with full transparency and place a high value on our employees and recognize their importance to our success. Both companies are committed to a seamless transition for our customers, suppliers and employees.”

Stauber generated revenues of approximately $117 million for the twelve months ended September 30, 2015. Hawkins has agreed to pay $157 million, subject to customary purchase price adjustments, to acquire the issued and outstanding shares of Stauber on a cash-free, debt-free basis. To fund the acquisition, Hawkins intends to use cash on hand and has secured a committed financing facility with U.S. Bank National Association and JP Morgan Chase Bank, N.A. The transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close in late December.

Key investment highlights include:

•	The acquisition is expected to be accretive to Hawkins’ earnings per share in year one post-transaction, with gross margins comparable to Hawkins

•	Stauber has consistently generated strong cash flows, from operations and has had relatively low annual capital expenditure requirements

•	Stauber provides a broad business portfolio with extensive and diversified products for the food/dietary supplement market

•	Stauber has become a highly-trusted, innovative ingredients supply chain partner to a fragmented universe of domestic and international raw material suppliers and downstream manufacturers and marketers

•	Stauber’s dry processing and blending capabilities complement Hawkins’ liquid blending business and, when combined with a broad range of value-added services, provide total solutions to a wide breadth of long-term, brand name customers

•	Similar to Hawkins, Stauber excels at its distribution and sourcing core competencies and has developed long-term, loyal customer and supplier relationships

Greene Holcomb & Fisher served as the financial advisor to Hawkins, Inc. and Piper Jaffray & Co. served as the financial advisor to ICV Partners II, L.P.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 39 facilities in 17 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition on our business operations and financial condition, our ability to complete the acquisition, the timing of any closing, and anticipated sources of funding for the acquisition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, regulatory approvals or third party consents necessary to consummate the proposed acquisition or otherwise timely satisfy conditions to close the proposed acquisition, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2015, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.